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Exhibit 99.1

Citigroup Completes Acquisition of Sears Credit Card Business

        New York—Citigroup said today that it has completed the previously announced acquisition of the Sears Credit Card and Financial Products business. The purchase price of $31.8 billion, at closing, included a 10% premium on Sears private label and bankcard credit card receivables of $28.6 billion or $2.9 billion, and $0.3 billion for other assets, business facilities and employees. Included in the purchase price was the assumption of $10.4 billion in securitized debt and other liabilities. Additionally, Citigroup and Sears have entered into a multi-year marketing and servicing agreement across a range of each company's businesses, products and services.

        "Today is a very exciting day for Citi as we mark the beginning of our long-term relationship with Sears and their millions of customers," said Citi Cards Chairman and CEO, Steven J. Freiberg. "Bringing together Citi's market-leading card franchise with the breadth and retailing expertise of Sears, will result in a powerful consumer proposition driving accelerated growth for each of our respective businesses."

        Citi said that there would be no immediate changes to the Sears card programs or operations. Customers will be provided with world-class customer service and can expect to receive the same features and benefits that they now enjoy. They should continue to use their cards in the same manner they do today.

        "Partnering with one of the world's most respected and well-resourced financial institutions we believe will solidify Sears' position as the nation's leading broadline retailer," said Sears Chairman and Chief Executive Officer Alan J. Lacy. "Through our strategic alliance with Citigroup, customers will experience uninterrupted levels of service and enjoy a broader array of financial products in the future. Sears' retail business will benefit from the continuation of credit availability for our customers and zero percent financing promotions."

        With the addition of 64 million Sears accounts and $29 billion card receivables (prior to any FFIEC and other purchase adjustments), the acquisition enhances Citigroup's number one card market position, increasing its portfolio to 161 million accounts and $146 billion card receivables in North America, and 176 million accounts and $160 billion card receivables globally.

About Citigroup

        Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.

About Sears

        Sears, Roebuck and Co. (NYSE:S) is a broadline retailer with significant service businesses. In 2002, Sears' revenue was $41.4 billion. Sears offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services over the Internet via its sears.com and landsend.com websites and through a variety of specialty catalogues.

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  Exhibit 99.1
Citigroup Completes Acquisition of Sears Credit Card Business